EXHIBIT 99.1
[NASDAQ Letterhead – Michael S. Emen]

By Electronic Delivery to:  gfort@tncommercebank.com

July 24, 2007

Mr. George W. Fort
Chief Financial Officer
Tennessee Commerce Bancorp, Inc.
381 Mallory Station Rd., Suite 207
Franklin, TN 37067

Re:	Tennessee Commerce Bancorp, Inc. (the “Company”) -- Letter of Reprimand
Nasdaq Symbol: TNCC

Dear Mr. Fort:

As you know, we have been reviewing the circumstances behind the Company’s recent failure to comply with Nasdaq’s independent committee requirements.  This is to advise that Staff has completed its review and determined, based in part upon the corrective action which the Company promptly took after being notified of these deficiencies, that it would be appropriate to close these matters by issuing a Letter of Reprimand.

On April 5, 2006, in connection with its initial listing, the Company certified that, among other things, it complied with Nasdaq’s rules which require independent director oversight of the director nomination and officer compensation processes.1  However, in its Definitive Proxy Statement, filed on April 26, 2007, the Company stated that it did not have standing nominating or compensation committees, but that the entire Board of Directors served the function of these committees.  Since the Board is not comprised entirely of independent directors, the Company did not comply with these rules.

Staff notified the Company of its non-compliance in a telephone conversation on June 1, 2007.  On June 7, 2007, the Company filed a Form 8-K which reported that it did not comply with our rules and that it intended to take corrective action at an upcoming board meeting. In a letter to Staff on June 25, 2007, the Company stated that it would make every effort to become compliant at its July 17, 2007 board meeting, and that until such time, no nominating or compensation decisions would be made in contravention of the Rules. On July 18, 2007, the Company notified us that the board had met and rectified the violation by establishing nominating and compensation committees, and appointing independent directors to these committees.

1 Marketplace Rule 4350(c)(4)(A) requires that director nominees must either be selected, or recommended for the Board’s selection, either by a majority of the independent directors, or a nominations committee comprised solely of independent directors.  Marketplace Rule 4350(c)(3) requires that compensation of the chief executive officer and all other executive officers of the company must be determined, or recommended to the Board for determination, either by a majority of the independent directors or a compensation committee comprised solely of independent directors.

Reprimand Determination

While the Company has failed to comply with Nasdaq’s listing requirements, this does not appear to have been the result of a deliberate intent to avoid compliance. Further, the Company acted promptly to cure each deficiency after it received notice from us. As such, Staff believes that delisting the Company’s securities is not an appropriate sanction. In making this determination, Staff considered, among other things, that: (i) the Company has not demonstrated a pattern of non-compliance; (ii) the scope of the deficiencies discussed above is limited; (iii) once these compliance issues were brought to its attention, the Company cured each deficiency in a prompt and effective manner; and, (iv) based on discussions with the Company, Staff believes that the Company inadvertently violated the Marketplace Rules. Accordingly, Staff believes that it is appropriate to close these matters by issuing this Letter of Reprimand.2

Marketplace Rule 4803(b) requires that the Company, as promptly as possible but no later than four business days from the receipt of this letter, make a public announcement through the news media which discloses receipt of this letter and the Nasdaq rules upon which it is based.3 The disclosure must specifically indicate that the Company has received a “Letter of Reprimand.” The Company must provide a copy of this announcement to Nasdaq’s MarketWatch Department, the Listing Qualifications Department, and the Listing Qualifications Hearings Department (the “Hearings Department”) at least 10 minutes prior to its public dissemination.4 For your convenience, we have enclosed a list of news services.5

In the event the Company does not make the required public announcement, trading in your securities will be halted, even if the Company appeals Staff’s determination to a Nasdaq Listing Qualifications Panel (the “Panel”) as described below.

The Company may appeal Staff’s determination to issue this public reprimand letter to the Panel, pursuant to the procedures set forth in the Nasdaq Marketplace Rule 4800 Series. Hearing requests should not contain arguments in support of the Company’s position. The Company may request either an oral hearing or a hearing based solely on written submissions. The fee for an oral hearing is $5,000; the fee for a hearing based on written submissions is $4,000. Please send your non-refundable hearing fee by wire transfer to “The Nasdaq Stock Market, Inc.” in accordance with the instructions on the attached Hearing Fee Payment Form. The request for a hearing must be received by the Hearings Department no later than 4:00 p.m. Eastern Time on July 31, 2007. The request should be sent to the attention of Lanae Holbrook, Chief Counsel, Nasdaq Office of General Counsel, via email at:  hearings@nasdaq.com.

2 Marketplace Rule 4801(k)(2) provides that Nasdaq may issue a “public reprimand letter in a case where the Listing Department has determined that the issuer has violated a Nasdaq corporate governance or notification listing standard (other than one required by Rule 10A-3 of the Securities and Exchange Act of 1934) and that delisting is not the appropriate sanction.  In determining whether to issue a public reprimand letter, the Listing Department shall consider whether the violation was inadvertent, whether the violation materially adversely affected shareholders’ interests, whether the violation has been cured, whether the issuer reasonably relied on an independent advisor and whether the issuer has demonstrated a pattern of violations.”

3 We also note that Item 3.01 of Form 8-K requires disclosure of the receipt of this notification within four business days.  See, SEC Release No. 34-49424.

4 The notice should be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure service available at www.NASDAQ.net, or by facsimile at (301) 978-8510.  The facsimile numbers for Nasdaq’s Listing Qualifications and Hearings Departments are (301) 978-4028 and (301) 978-8080, respectively.

5 The Company must ensure that the full text of the required announcement is disseminated publicly.  In that regard, it is not sufficient if the announcement is published as a headline only or if the news service determines not to publish the full text of the story.  While Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement, the following guide may be helpful to you:  the Company received a Nasdaq Staff Determination on (DATE OF RECEIPT OF STAFF DETERMINATION) indicating that the Company fails to comply with the (STOCKHOLDERS’ EQUITY, MINIMUM BID PRICE, MARKET VALUE OF PUBLICLY HELD SHARES, FILING, etc.) requirement(s) for continued listing set forth in Marketplace Rule(s) ______________.

Please refer to our website for information regarding the hearing process:  http://www.nasdaq.com/about/LegalComplianceFAQs.stm#hearings.  If you would like additional information regarding the hearing process, please call the Hearings Department at (301) 978-8203.

Marketplace Rule 4815 prohibits communications relevant to the merits of a proceeding under the Marketplace Rule 4800 Series between the Company and the Hearings Department unless Staff is provided notice and an opportunity to participate. In that regard, Staff waived its right to participate in any oral communications between the Company and the Hearings Department. Should Staff determine to revoke such waiver, the Company will be immediately notified, and the requirements of Marketplace Rule 4815 will be strictly enforced.

If you have any questions, please contact Pamela Morris, Listing Analyst, at 301-978-8053.

Sincerely,

/s/ Michael S. Emen

cc:	Steven J. Eisen, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC,
sjeisen@bakerdonelson.com